Tempur Sealy Provides Update on Improved Sales Trends

LEXINGTON, KY, May 27, 2021 – Tempur Sealy International, Inc. (NYSE: TPX, “Tempur Sealy” or “Company”) today provided an update on its targeted second quarter sales performance. Quarter-to-date orders have accelerated since the Company’s first quarter earnings call, and it now targets total second quarter net sales growth of approximately 60% as compared to the second quarter of 2019. The second quarter of 2019 was unaffected by COVID-19-related shutdowns at retail and provides a more meaningful comparison than the second quarter of 2020. The improved outlook has been driven by growth in demand for Tempur-Pedic products in the U.S., which are higher margin than the Company’s average. The Company expects to update full year sales and EPS guidance when it reports second quarter 2021 financial results.

Additionally, the Company noted that while the availability of chemical and foam supplies in the U.S. has improved in-line with previously communicated expectations, demand for bedding products has accelerated further, resulting in growth in the Company’s backlog during the second quarter.

Tempur Sealy International, Inc. Chairman and CEO Scott Thompson commented, “Consumer demand for our global brands and products is very strong and broad-based. This improved demand outlook is likely to result in some supply constraints and plant inefficiencies into the third quarter. In order to mitigate what we believe are industry-wide constraints and reduce complexity for retailers during this period, we have elected to delay a portion of our new Sealy U.S. product launch to allow our operations to focus on producing current products to meet this elevated demand. This is in an effort to simplify inventory management for retailers, at a time when the industry is having difficulty meeting robust customer demand. We believe this will result in higher-quality customer experiences and shorter order-to-deliver times.”

Additionally, The Company announced in a separate press release today an agreement to acquire Dreams, the leading specialty bed retailer in the United Kingdom. Once closed, the transaction will accelerate the Company’s growth in the largest European bedding market and the sixth largest economy in the world.

Forward-Looking Statements
This press release contains statements that may be characterized as "forward-looking" within the meaning of the federal securities laws, which includes information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "expects," "will," "should," "would" and variations of such words or similar expressions are intended to identify such statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding sales, demand trends and supply constraints, inventory management, performance generally for the second quarter of 2021 and subsequent periods, the proposed acquisition of Dreams and the Company's expectations for emerging from the market downturn . Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed as forward-looking statements. These risk factors include risks associated with the duration, scope and severity of COVID-19 and its effects on the Company's business and operations, including the disruption or delay of production and delivery of materials and products in the Company's supply chain; the impact of the macroeconomic environment in both the U.S. and internationally on the Company's business segments; uncertainties arising from global events; the impact of travel bans, work-from-home policies, or shelter-in-place orders; a temporary or prolonged shutdown of manufacturing facilities or retail stores and decreased retail traffic; the efficiency and effectiveness of the Company's advertising campaigns and other marketing programs; consumer acceptance of the Company's products; general economic, financial and industry conditions, particularly conditions relating to liquidity, financial performance and related credit issues present in the retail sector; financial distress among the Company's business partners, customers and competitors, and financial solvency and related problems experienced by other market participants, any of which may be amplified by the effects of COVID-19; and disruptions to the implementation of the Company's strategic priorities and business plan caused by changes in its executive management team. Other potential risk factors include the risk factors discussed under the heading "Risk Factors" in ITEM 1A of Part 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2020. There may be other factors that may cause actual results to differ materially from the forward-looking statements contained herein. The Company undertakes no obligation to update any forward-looking statement contained herein to reflect events or circumstances after the date on which such statement is made.

About the Company
Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a global leader in the design, manufacture and distribution of bedding products, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic, Sealy® featuring Posturepedic® Technology, and Stearns & Foster® and our non-branded offerings include value-focused private label and OEM products. Our distinct brands allow for complementary merchandising strategies and are sold through third-party retailers, our Company-owned stores and e-commerce channels. This omni-channel strategy ensures our products are offered wherever and however consumers want to shop.

Lastly, we accept our global responsibility to serve all stakeholders, our community and environment. We continue to implement programs consistent with our responsibilities.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com